Exhibit 99.2

(SS&C TECHNOLOGIES LOGO)

Press Release

For Immediate Release
Contact:
   Patrick Pedonti, Chief Financial Officer +1-860-298-4738
   E-mail: InvestorRelations@sscinc.com

SS&C Technologies Finalizes Acquisition of Financial Interactive, Inc.

WINDSOR, CT — June 6, 2005 — SS&C Technologies, Inc. today announced the closing of the transaction to acquire Financial Interactive, Inc., headquartered in San Francisco, CA.

Financial Interactive stockholders approved the transaction and, in consideration for their shares, received an aggregate of 358,424 shares of SS&C common stock, and warrants to purchase an aggregate of 50,000 shares of SS&C common stock at an exercise price of $37.69 per share.

About SS&C Technologies, Inc.
 SS&C delivers investment and financial management software and related services focused exclusively on the financial services industry. By leveraging expertise in common investment business functions, SS&C cost-effectively serves clients in the different industry segments, including: 1) hedge funds and family offices, 2) institutional asset management, 3) insurance entities and pension funds, 4) financial institutions, 5) municipal finance, 6) commercial lending, and 7) real estate property management. SS&C is publicly traded on NASDAQ under the symbol “SSNC”. Additional information on SS&C is available at www.ssctech.com.

About Financial Interactive, Inc.
 Financial Interactive, Inc., provides a comprehensive Investor Relationship Management (IRM) and fund profiling infrastructure to alternative fund managers, fund of funds managers and fund administrators. Financial Interactive’s FundRunner product offers contact management, reporting, performance analytics, compliance, and account management as a license or web-based solution. In addition, FundRunner is used to organize and track all constituent fund data and due diligence information.

The securities issued in this transaction have not been registered under the Securities Act of 1933 (Securities Act) and may not be offered or sold in the United States without registration under the Securities Act or an exemption from registration.